Exhibit 4.11

RESTRICTED STOCK UNIT INDUCEMENT AWARD AGREEMENT

APPLIED DIGITAL CORPORATION

This Restricted Stock Unit Inducement Award Agreement (the “Agreement” or “Award Agreement”), dated as of the “Award Date” set forth in the attached Exhibit A, is entered into between Applied Digital Corporation, a Nevada corporation (the “Company”), and the individual named in Exhibit A hereto (the “Participant”).

WHEREAS, the Company desires to provide the Participant with an opportunity to acquire the Company’s common shares, par value $0.001 per share (the “Common Stock”), and thereby provide additional incentive for the Participant to promote and participate in the progress and success of the business of the Company; and

WHEREAS, to give effect to the foregoing intention, the Company desires to award the Participant Restricted Stock Units outside the terms of the Applied Digital Corporation 2024 Omnibus Equity Incentive Plan (as amended, restated or otherwise modified from time to time, the “Plan”) as an “employment inducement award” within the meaning of Nasdaq Listing Rule 5635(c), provided that the Participant commences employment with the Company no later than January 6, 2025 (the “Start Date”);

NOW, THEREFORE, the following provisions apply to this Award:

1. Award. The Company hereby awards the Participant the number of Restricted Stock Units (each an “RSU” and collectively the “RSUs”) set forth in Exhibit A, outside of the Plan as an “employment inducement award” within the meaning of Nasdaq Listing Rule 5635(c), provided that the Participant commences employment with the Company no later than the Start Date. In the event the Participant fails to commence employment with the Company by the Start Date, this Award shall be null and void ab initio. Such RSUs shall be subject to the terms and conditions set forth in this Agreement. Although the RSUs have not been granted pursuant to the Plan except as expressly stated herein the RSUs will be governed by the terms and conditions set forth in the Plan as if the RSUs had been granted under the Plan. The provisions of the Plan are incorporated herein by reference. Capitalized terms used but not otherwise defined herein shall have the meanings as set forth in the Plan.

2. Vesting and settlement.

(a) Vesting. Except as otherwise provided in this Agreement, the RSUs shall vest in accordance with the vesting schedule set forth in Exhibit A, provided that the Participant remains in Continuous Service through each applicable vesting date.

(b) Settlement. For each RSU that becomes vested in accordance with this Agreement, the Company shall issue and deliver to Participant one share of Common Stock. Such shares shall be issued and delivered as soon as administratively practicable following the vesting date of each such RSU, but in no event later than March 15 of the year following the year in which such vesting date occurs. Except as provided above, in the event that the Participant ceases to be in Continuous Service, any RSUs that have not vested as of the date of such cessation of service shall be forfeited. If requested by the Participant, delivery of shares may be effected by book-entry credit to the Participant’s brokerage account.

3. No Rights as Stockholder. The Participant shall not be entitled to any of the rights of a stockholder with respect to any share of Common Stock that may be acquired following vesting of an RSU unless and until such share of Common Stock is issued and delivered to the Participant. Without limitation of the foregoing, the Participant shall not have the right to vote any share of Common Stock to which an RSU relates and shall not be entitled to receive any dividend attributable to such share of Common Stock for any period prior to the issuance and delivery of such share to Participant.

4. Covenants Agreement. The RSUs shall be subject to forfeiture at the election of the Company, without payment of consideration, in the event that the Participant breaches the Employee Non-Disclosure, Invention Assignment and Restrictive Covenants Agreement by and between the Participant and the Company, dated November 27, 2024 (as amended, restated or otherwise modified from time to time), or any other agreement between the Participant and the Company with respect to noncompetition, nonsolicitation, nondisparagement, assignment of inventions and contributions and/or nondisclosure obligations of the Participant.

5. Transfer Restrictions. Neither this Agreement nor the RSUs may be sold, assigned, pledged or otherwise transferred or encumbered without the prior written consent of the Committee and any purported sale, assignment, pledge, transfer or encumberance shall be null and void ab initio.

6. Acceptance. To accept the RSUs, please execute and return this Agreement where indicated (including acceptance via an electronic platform maintained by the Company or a third party administrator engaged by the Company) no later than the day prior to the Start Date (the “Acceptance Deadline”). By executing this Agreement and accepting your RSUs, you will have agreed to all the terms and conditions set forth in this Agreement. The grant of the RSUs will be considered null and void, and acceptance of the RSUs will be of no effect, if you do not execute and return this Agreement by the Acceptance Deadline.

7. Government Regulations. Notwithstanding anything contained herein to the contrary, the Company’s obligation hereunder to issue or deliver certificates evidencing shares of Common Stock shall be subject to the terms of all Applicable Laws.

8. Withholding Taxes. The Participant shall pay in cash to the Company, or make provision satisfactory to the Company for payment of, the minimum statutory amount required to satisfy all federal, state and local income tax withholding requirements and the Participant’s share of applicable employment withholding taxes in connection with the issuance and deliverance of shares of Common Stock following vesting of RSUs, in any manner permitted by the Plan. If permissible under Applicable Law, the minimum federal, state, and local and foreign income, payroll, employment and any other applicable taxes which the Company determines must be withheld with respect to the RSUs (“Tax Withholding Obligation”) may be satisfied by shares of Common Stock being sold on the Participant’s behalf at the prevailing market price pursuant to such procedures as the Company may specify from time to time, including through a broker-assisted arrangement (it being understood that the shares of Common Stock to be sold must have vested pursuant to the terms of this Agreement). In addition to shares of Common Stock sold to satisfy the Tax Withholding Obligation, additional shares of Common Stock may be sold to satisfy any associated broker or other fees. The proceeds from any sale will be used to satisfy the Participant’s Tax Withholding Obligation arising with respect to the RSUs and any associated broker or other fees. Only whole shares of Common Stock will be sold. Any proceeds from the sale of shares of Common Stock in excess of the Tax Withholding Obligation and any associated broker or other fees will be paid to the Participant in accordance with procedures the Company may specify from time to time.

The Committee may also permit the Participant to satisfy the Participant’s Tax Withholding Obligation by (i) delivering to the Company shares of Common Stock that the Participant owns and that have vested with a fair market value equal to the amount required to be withheld, (ii) having the Company withhold otherwise deliverable shares of Common Stock having a value equal to the minimum amount statutorily required to be withheld, (iii) payment by Participant in cash, or (iv) such other means as the Committee deems appropriate.

No shares of Common Stock shall be issued with respect to RSUs unless and until satisfactory arrangements acceptable to the Company have been made by the Participant with respect to the payment of any income and other taxes which the Company determines must be withheld or collected with respect to the RSUs.

9. Investment Purpose. Any and all shares of Common Stock acquired by the Participant under this Agreement will be acquired for investment for the Participant’s own account and not with a view to, for resale in connection with, or with an intent of participating directly or indirectly in, any distribution of such shares of Common Stock within the meaning of the Securities Act of 1933, as amended (the “Securities Act”). The Participant shall not sell, transfer or otherwise dispose of such shares unless they are either (1) registered under the Securties Act and all applicable state securities laws, or (2) exempt from such registration in the opinion of Company counsel.

10. Securities Law Restrictions. Regardless of whether the offering and sale of shares of Common Stock issuable to Participant pursuant to this Agreement have been registered under the Securities Act, or have been registered or qualified under the securities laws of any state, the Company at its sole and absolute discretion may impose restrictions upon the sale, pledge or other transfer of such shares of Common Stock (including the placement of appropriate legends on stock certificates or the imposition of stop-transfer instructions) if, in the judgment of the Company, such restrictions are necessary in order to achieve compliance with Applicable Laws.

11. Lock-Up Agreement. The Participant, in the event that any shares of Common Stock which become deliverable to Participant with respect to RSUs at a time during which any directors or officers of the Company have agreed with one or more underwriters not to sell securities of the Company, shall enter into an agreement, in form and substance satisfactory to the Company, pursuant to which the Participant shall agree to restrictions on transferability of the shares of such Common Stock comparable to the restrictions agreed upon by such directors or officers of the Company.

12. Participant Obligations. The Participant should review this Agreement with his or her own tax advisors to understand the federal, state, local and foreign tax consequences of the transactions contemplated by this Agreement. The Participant is relying solely on such advisors and not on any statements or representations of the Company or any of its agents, if any, made to the Participant. The Participant (and not the Company) shall be responsible for the Participant’s own tax liability arising as a result of the transactions contemplated by this Agreement.

13. No Guarantee of Continued Service. Nothing in this Agreement confers on the Participant any right to remain in Continuous Service, nor shall it affect in any way any right of the Participant or the Company to terminate the Participant’s service relationship.

14. Notices. Notices or communications to be made hereunder shall be in writing and shall be delivered in person, by registered mail, by confirmed facsimile or by a reputable overnight courier service to the Company at its principal office or to the Participant at his or her address contained in the records of the Company. Alternatively, notices and other communications may be provided in the form and manner of such electronic means as the Company may permit.

15. Entire Agreement; Governing Law. This Award Agreement constitutes the entire Agreement with respect to the subject matter hereof and supersedes in its entirety all prior undertakings and agreements of the Company and the Participant with respect to the subject matter hereof, and except as provided in the Plan, as incorporated herein by reference, may not be modified in a manner material and adverse to the Participant’s interest except by means of a writing signed by the Company and the Participant. In the event of any conflict between this Award Agreement and the Plan, as incorporated by reference, the terms of the Plan, shall be controlling. This Award Agreement shall be construed under the laws of the State of Texas, without regard to conflict of laws principles.

16. Opportunity for Review. Participant and the Company agree that this Award is governed by the terms and conditions of this Award Agreement and the Plan, as incorporated herein by reference. The Participant has reviewed this Award Agreement in its entirety, has had an opportunity to obtain the advice of counsel prior to accepting this Award Agreement and fully understands all provisions of this Award Agreement. The Participant hereby agrees to accept as binding, conclusive and final all decisions or interpretations of the Committee upon any questions relating to this Award Agreement. The Participant further agrees to promptly notify the Company upon any change in Participant’s residence address.

17. Binding Effect. This Agreement shall be binding upon and inure to the benefit of the Company and the Participant and their respective permitted successors, assigns, heirs, beneficiaries and representatives.

18. Section 409A Compliance. To the extent that this Agreement and the award of RSUs hereunder are or become subject to the provisions of Section 409A of the Code, the Company and the Participant agree that this Agreement may be amended or modified by the Company, in its sole and absolute discretion and without the Participant’s consent, as appropriate to maintain compliance with the provisions of Section 409A of the Code.

19. Recoupment. Notwithstanding anything to the contrary contained herein, any amounts paid hereunder shall be subject to recoupment in accordance with The Dodd–Frank Wall Street Reform and Consumer Protection Act and any implementing regulations thereunder, any clawback policy adopted by the Company, as in effect from time to time, or as is otherwise required by Applicable Law.

[Signature Page Follows]

IN WITNESS WHEREOF, the parties hereto have executed this Agreement as of the date set forth in Exhibit A.

APPLIED DIGITAL CORPORATION

By:
Name:
Title:

PARTICIPANT

Name:

EXHIBIT A

APPLIED DIGITAL CORPORATION

RESTRICTED STOCK UNIT INDUCEMENT AWARD AGREEMENT

(a). Participant’s Name: Laura Laltrello

(b). Award Date: January 6, 2025

(c). Number of Restricted Stock Units (“RSUs”) Granted: 600,000

(d). Vesting Schedule: The RSUs shall vest as follows: (i) one-third (1/3rd) of the RSUs shall vest on the one (1)-year anniversary of the Start Date (the “Cliff Date”); and (ii) one-sixth (1/6th) of the RSUs shall vest on each six (6) month anniversary of the Cliff Date thereafter (such that the RSUs shall be fully vested on the third anniversary of the Cliff Date), in each case, subject to the Participant’s Continuous Service with the Company through the applicable vesting date.

Additionally, in the event that the Participant’s employment with the Company is terminated by the Company without Cause, as defined in that certain Offer of Employment from the Company to Participant’s, dated November 26, 2024 (as amended, restated or otherwise modified from time to time), within one (1) year following consummation of a Change of Control, fifty percent (50%) of the then-unvested RSUs shall accelerate and vest upon such termination.

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